UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Vineyard National Bancorp
____________________________________________________
(Name of Registrant as Specified In Its Charter)

______________________________________________________

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March 13, 2008

Dear Fellow Shareholder:

You are going to be asked to make important decisions concerning the future direction of our Company. We ask that you carefully consider all the issues before you make your decisions.

Included in this packet you will find Vineyard National Bancorp’s Consent Revocation Statement.  As described in our Statement, we are asking you to support your Board of Directors’ strategic plans by returning the enclosed BLUE “Consent Revocation Card.”

Our Statement is being provided to you in response to the Consent Solicitation Statement you may have already received from Norman Morales and Jon Salmanson. Messrs. Morales and Salmanson are requesting your consent to amend our Company’s Bylaws regarding the nomination of Directors.  They seek changes that would enable them to nominate Directors who support their business plans. Your Board considers these plans to be risky and ill-advised and, therefore, strongly opposes Messrs. Morales and Salmanson’s solicitation.

Our Statement describes in greater detail your Board’s strategies to address today’s challenging operating environment. Your Board’s strategic objectives revolve around three simple but very important goals, namely, to:

•            Reduce Our Overall Risk Profile,

•            Refocus on Our Core Businesses, and

•            Reposition Ourselves for the Future.

Your Board believes these strategies will enhance our franchise and position Vineyard to capitalize on opportunities when our economic climate improves.

Your Board of Directors strongly urges you not to sign or return the white consent solicitation cards sent to you by Messrs. Morales and Salmanson.  You may show your support for your Board’s strategic objectives by signing, dating and mailing the BLUE card included in this packet. Please do not be rushed into a voting decision without considering important information described in our Statement, including:

•
Messrs. Salmanson and Morales have indicated that they will propose nominees for election who will support business plans which your Board believes are risky and ill-advised in the current operating environment.

•	Your Board has experience directing the Company through past adverse business cycles and is intimate with the issues now facing the Company.

•	Your Board holds a significant ownership stake in the Company, and its interests in the Company’s success are aligned with the interests of all shareholders.

Please read our enclosed Statement carefully. We will be contacting you over the next few weeks to discuss the important issues affecting our Company and your Board’s strategic vision. Your Board values constructive dialogue with our shareholders, and we thank you for your support.

Very truly yours,

/s/ James LeSieur

James LeSieur
Chairman & Interim
Chief Executive Officer